EXHIBIT 10.2
Magnetek, Inc.
Fiscal Year 2010 Incentive Stock Compensation Plan

GENERAL
As a member of Magnetek’s Management Team, you are eligible to participate in the Magnetek 2010 Incentive Stock Compensation Plan (2010 MISCP).  The 2010 MISCP is designed to provide a short-term incentive goal.  As a result, we will concentrate leadership attention on achievement of fiscal year 2010 planned adjusted EBITDA, an operating measure derived from planned earnings before interest, taxes, depreciation and amortization (EBITDA), a commonly used cash flow metric.

The 2010 MISCP is awarded as an “Incentive Stock Document,” “Incentive Bonus Document” and/or an “Incentive Stock Unit Document” as defined under Magnetek’s Second Amended and Restated 2004 Stock Incentive Plan (the “Restated 2004 Plan”), but is specifically granted subject to stockholder approval of the amendment to the Restated 2004 Plan adding Magnetek shares under the Restated 2004 Plan.  Accordingly, this 2010 MISCP is subject to all of the limitations, terms and conditions of the Restated 2004 Plan Stock, including type of award, class of recipient and share limitations.

PARTICIPATION IN THE 2010 MISCP
Participation in the 2010 MISCP is limited to those management employees as recommended and approved by the Chief Executive Officer of Magnetek.  Employees already eligible for sales incentive compensation and/or other incentive compensation programs will not be eligible to participate in the MISCP.

DETAILS

Eligibility
You must be on active pay status as of the date on which the 2010 MISCP shares are granted in order to receive any 2010 MISCP incentive stock award.  To be eligible to receive any 2010 MISCP award, you must maintain full satisfactory and acceptable performance standards (including, without limitation, compliance with Magnetek’s policies and procedures) at all times prior to the 2010 MISCP Award Grant Date.

2010 MISCP Award
Your 2010 MISCP award will be based upon the Company’s 2010 audited adjusted EBITDA financial results.  The planned adjusted EBITDA for fiscal year 2010 is set forth in the attached Exhibit A.  If actual adjusted EBITDA falls below this amount, there will be no MISCP award granted for the year.  If actual adjusted EBITDA is equal to the planned amount, then you will be entitled to 50% of your Target MISCP participation percentage.  For every additional $1,000,000 of actual adjusted EBITDA above plan, you will receive an additional 10% of your Target percentage up to 100% of your Target.  All actual MISCP awards for fiscal year 2010 will be made in the form of Shares of Magnetek’s common stock, with immediate vesting, and the number of Shares will be determined by dividing your calculated 2010 MISCP actual award dollar value by the closing price of Magnetek’s common stock on the day prior to the approval of the 2010 MISCP incentive stock award calculation by the Company’s Board of Directors.

Target
Target is the percent of your base salary (as of as of the last day of fiscal year 2010) on which the incentive stock award will be calculated.  The target is based on your designated 2010 MISCP level.

Adjusted EBITDA
Adjusted EBITDA is defined as the Company’s reported operating profit plus non-cash expenses of depreciation, pension expense, stock compensation expense and MISCP provisions recorded during fiscal year 2010.

Re-employment from Termination or Layoff
When an employee is re-employed from termination or layoff, eligibility for the incentive stock award will be subject to the terms agreed upon at the time of the employee’s re-employment.

Military, Medical or Personal Leave of Absence
An employee who is on an approved Military, Medical or Personal Leave of Absence, either the first or last scheduled day of a fiscal year, will be eligible for the incentive stock award if that employee has otherwise met the eligibility requirements.  The incentive stock award will be prorated for the time actually worked during the fiscal year, unless the military duty falls under USERRA guidelines.  In that case, if an employee returns to work from USERRA duty, the incentive stock award is not prorated for time served on approved military leave.

Disclaimer

Subject to any limitations in the Restated 2004 Plan if approved by the stockholders, the Board of Directors reserves the right to change or modify this 2010 MISCP at any time.

Approved for Fiscal Year 2010:

/s/ Peter M. McCormick	September 4, 2009
Peter M. McCormick	Date
Magnetek, Inc. President & Chief Executive Officer